Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WPX ENERGY ROCKY MOUNTAIN, LLC

(Seller)

LEGACY RESERVES OPERATING LP

(Buyer)

LEGACY RESERVES GP, LLC

(General Partner)

AND

LEGACY RESERVES LP

(Partnership)

GARFIELD COUNTY, COLORADO

Dated May 2, 2014

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TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Defined Terms

Affected Interest	4.1(a)
Affiliate	16.11
Aggregate Claim Deductible	15.3(a)(ii)
Agreement	Opening paragraph
Allocated Values	2.2
Amended and Restated Partnership Agreement	8.1(a)
Assets	Recital A
Assignment	13.3(a)
Assumed Liabilities	15.1
Business Day	16.8
Buyer	Opening paragraph
Buyer’s Auditor	9.5
Buyer’s Environmental Liabilities	5.7
Casualty Loss	9.4(c)
Claim	15.4(b)
Claim Notice	15.4(a)
Closing	13.1
Closing Amount	2.3
Closing Date	13.1
Code	16.19(a)
Condition	5.1(a)
Confidentiality Agreement	9.2(b)
Consent	8.2(j)
Contracts	1.2(e)
Control(s)	16.12
Controlled by	16.12
Conveyed Formations	1.2(a)
CPR	4.5(c)
Day	16.8
Defect Notice Date	3.1
Defects	4.1(c)
Defensible Title	4.1(d)
Delaware LLC Act	8.1(b)
Delaware LP Act	8.1(c)
Due Diligence Period	3.1
Due Diligence Review	3.1
Effective Time	1.1
Environmental Assessment	3.3
Environmental Defect	5.1(b)
Environmental Defect Amount	5.3
Environmental Defect Deductible	5.1(c)
Environmental Defect Notice	5.3
Environmental Defect Property	5.1(d)
Environmental Expert	5.5
Environmental Law(s)	5.1(e)
Equipment	1.2(d)
Escrow Agreement	4.1(e)
Exchange Act	8.1(d)
Execution Date	Opening paragraph

Final Purchase Price	14.1(a)
Final Settlement Date	14.1(a)
Final Settlement Statement	14.1(a)
General Partner	Opening paragraph
General Partner Interest	8.1(e)
Governmental Entity	5.1(f)
Hazardous Substances	5.1(g)
Hydrocarbons	1.2(a)
IDR Holders Agreement	8.1(f)
IDR Units	8.1(g)
Indemnification Cap	15.3(a)(ii)
Indemnified Party	15.4(a)
Indemnifying Party	15.4(a)
Indemnity Agreement	4.1(f)
Individual Claim Threshold	15.3(a)(ii)
Individual Environmental Defect Threshold	5.1(b)
Individual Title Defect Threshold	4.1(g)
Knowledge	16.13
Lands	1.2(b)
Leases	1.2(b)
Litigation	6.6
Losses	15.3
Material Adverse Effect	8.2(a)
Material Agreements	6.10
Mineral Interests	1.2(c)
Net Casualty Loss	9.4(c)
Net Revenue Interest	4.1(h)
Notice of Defective Interest	4.1(i)
Obligations	15.1
Operating Agreement	9.4(d)(i)
Partnership	Opening paragraph
Partnership Agreement	8.1(h)
Party(ies)	Opening paragraph
Performance Deposit	2.1(a)
Permitted Encumbrances	4.1(j)
Person	16.8
Preliminary Settlement Statement	2.3
Production	1.2(a)
Property Expenses	2.3(a)
Property Taxes	10.2
Purchase Price	2.1
Records	1.2(f)
Records Period	9.5
Remediate; Remediation	5.1(h)
Repayment Event	8.1(i)
Required Consent	4.1(k)
Retained Assets	1.3
Retained Contracts	1.3(i)
Retained Liabilities	15.2
Retained Litigation	15.2
SEC	8.1(j)

v

SEC Reports	8.1(l)
Securities Act	8.1(k)
Seller	Opening paragraph
Series A Preferred Units	8.2(c)
Seller Units	2.1
Subject Interests	1.2
Subject Instruments	8.1(m)
Survival Period	16.15
Taxes	10.1
Title Defect	4.1(l)
Title Defect Adjustment	4.1(m)
Title Defect Amount	4.1(n)
Title Defect Deductible	4.1(b)
Title Defect Property	4.1(o)
Title Disputed Matters	4.1(p)
Title Expert	4.5(a)
Total Consideration	2.1
Transaction	Opening paragraph
Transfer Taxes	10.4
Units	8.1(n)
Wells	1.2(a)
Working Interest	4.1(q)

List of Exhibits

Exhibit A	Wells

Exhibit B	Leases

Exhibit B-1	Mineral Interests

Exhibit C	Contracts

Exhibit D	Form of Assignment and Bill of Sale

Exhibit E	Form of Assignment and Assumption Agreement

Exhibit F	Form of Indemnity Agreement

Exhibit G	Form of Escrow Agreement

Exhibit H	Form of Operating Agreement

Exhibit I	Intentionally Omitted

Exhibit J	Form of Production Election and Marketing Agreement

Exhibit K	Term Sheet for the Amended and Restated Partnership Agreement

Exhibit L	Form of IDR Holders Agreement

List of Schedules

Schedule 1.4(e)(iv)	Retained Contracts

Schedule 2.2	Allocated Values

Schedule 4.6(a)	Required Consents

Schedule 4.6(b)	Preferential Purchase Rights

Schedule 5.2(a)	Environmental Notices of Violation

Schedule 5.2(b)	Environmental Litigation

Schedule 6.6	Seller Litigation

Schedule 6.8	Seller Capital Expenditures

Schedule 6.10	Material Agreements

Schedule 6.12	Gathering, Compression, or Treating Agreements

Schedule 6.13	Oil and Gas Operations

Schedule 6.14	Inactive Wells

Schedule 6.15	Affiliate Contracts

Schedule 9.1(b)	Restriction on Operations

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is dated May 2, 2014, (the “Execution Date”) by and among WPX Energy Rocky Mountain, LLC, a Delaware limited liability company (“Seller”), with an address of 3500 One Williams Center, Tulsa, Oklahoma 74172-0135, and Legacy Reserves Operating LP, a Delaware limited partnership (“Buyer”), with an address of 303 W. Wall, Suite 1800, Midland, Texas 79701; Legacy Reserves GP, LLC, a Delaware limited  liability company (“General Partner”) with an address of 303 W. Wall, Suite 1800, Midland, Texas 79701 and Legacy Reserves LP, a Delaware limited partnership (“Partnership”), with an address of 303 W. Wall, Suite 1800, Midland, Texas 79701 (each a “Party” and collectively, the “Parties”).  The transaction contemplated by this Agreement may be referred to as the “Transaction.”

RECITALS

A.                                    Seller owns certain oil and gas leases and wells located in Garfield County, Colorado, and associated real and personal property as more fully described in Sections 1.2 and 1.3 (the “Assets”);

B.                                    Seller desires to sell and Buyer desires to purchase escalating interests in and to the Assets upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1                               Purchase and Sale.  Subject to the terms and conditions of this Agreement and for the consideration specified in Article 2, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer, the Subject Interests defined in Section 1.2 effective as of 8:00 a.m. Mountain Time on January 1, 2014 (the “Effective Time”); provided, however, that the effective time of the transfer of the ownership of a percentage of the Subject Interests from Seller to Buyer will automatically occur as of 8:00 a.m. Mountain Time on January 1, 2015 and as of 8:00 a.m. Mountain Time on January 1, 2016, all as set forth as increases in the Working Interests and Net Revenue Interests shown on Exhibit A as of such dates.

1.2                               Subject Interests.  Subject to Section 1.3 the term “Subject Interests” shall mean the following property and assets:

(a)                                 the undivided Working Interests and Net Revenue Interests specified in the Columns entitled, “Tier 1,” “Tier 2,” and “Tier 3” on Exhibit A, for the time periods set forth therein, in the wellbores of the oil and gas wells described in Exhibit A, INSOFAR AND ONLY INSOFAR as such wellbores cover and relate to the Conveyed Formations  (collectively, the “Wells”), together with the undivided Working Interests and Net Revenue Interests specified in Columns entitled, “Tier 1,” “Tier 2,” and “Tier 3” on Exhibit A, for the time periods set forth therein, in the oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons produced from the Wells and products refined and manufactured therefrom (“Hydrocarbons”), and the accounts and proceeds from the sale of all of the foregoing attributable to the Conveyed Formations (the “Production”).  The “Conveyed Formations” shall mean all depths of current open perforations for the Wells and all other depths held by Seller from the surface of the earth to the shallower of  (i) total depth drilled in the individual wellbore of a Well, or (ii)  the base of the Iles formation as found at 8,166 feet in the RMV 1-28 well located in Section 28, Township 6 South, Range 94 West, Garfield County, Colorado; provided that if a Well is currently producing from a depth below the base of the Iles formation, the Conveyed Formation for that specific well shall also include all depths below the base of the Iles at which there are open perforations for such applicable Well.

(b)                                 the undivided Working Interests and Net Revenue Interests specified in Columns entitled, “Tier 1,” “Tier 2,” and “Tier 3” on Exhibit A, for the time periods set forth therein, in the leasehold estates created by the leases described on Exhibit B, INSOFAR AND ONLY INSOFAR as they cover and relate to the lands included in the spacing units described in Exhibit A (the “Lands”), and INSOFAR AND ONLY INSOFAR as such leasehold rights are necessary to own, operate, maintain, produce and plug and abandon the Wells and drill or participate in the drilling of wells replacing any of the Wells (the leasehold estates, subject to the foregoing limitation, the “Leases”);

(c)                                  the Working Interests and Net Revenue Interests specified on Exhibit A in Columns entitled, “Tier 1,” “Tier 2,” and “Tier 3” for the time periods set forth therein, in the mineral estate described on Exhibit B-1 INSOFAR AND ONLY INSOFAR as such mineral estates are necessary to own, operate, maintain, produce and plug and abandon the Wells and drill or participate in the drilling of wells replacing any of the Wells (the “Mineral Interests”);

(d)                                 the undivided interests equal to the Working Interests specified in the Columns entitled, “Tier 1,” “Tier 2,” and “Tier 3” on Exhibit A, for the time periods set forth therein, in the personal property, fixtures and improvements appurtenant to the Wells or used in connection with the operation of the Wells appurtenant to or located upon the Leases and which are located upstream of the outlet flange of the wellhead measurement facilities of each Well (the “Equipment”);

(e)                                  the undivided interests equal to the Working Interests specified in the Columns entitled, “Tier 1,” “Tier 2,” and “Tier 3” on Exhibit A, for the periods set forth therein, in the rights, privileges, benefits and appurtenances in any way belonging, incidental to, or appertaining to the Wells, Production, Leases, and Equipment, to the extent transferable, in contracts and agreements, including without limitation those described on Exhibit C (the “Contracts”); and

(f)                                   a copy of all files, records, and data relating to the items described in Subsections 1.2(a) through 1.2(e) in control of or maintained by Seller including, without limitation, the following, if and to the extent that such files exist and to the extent Buyer requests a copy:   records of production and maintenance, revenue, sales, expenses, Lease files, land files, Well files, and Contract files (collectively, the “Records”), but excluding from the foregoing those files, records, and data subject to written unaffiliated third party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable.

1.3                               Retained Assets.  Notwithstanding the foregoing, the Subject Interests shall not include, and there is excepted, reserved and excluded from the Transaction the following (collectively, the “Retained Assets”):

(a)                                 All lands and all rights, title and interests covered by the leases described on Exhibit B, other than the Subject Interests, and all of Seller’s rights, title and interests in other leases and property in Garfield County, Colorado;

(b)                                 All of Seller’s right, title and interest in and to other wells owned or operated by Seller in Garfield County, Colorado not described on Exhibit A, including any wells located in the same spacing units as the Wells described on Exhibit A;

(c)                                  An undivided interest in the Equipment, insofar as it relates to Seller’s remaining interest in the Wells and does not interfere with Buyer’s use and enjoyment of the Subject Interests, and any personal property, fixtures and improvements used in connection with the operation of the other wells appurtenant to or located upon the leases;

(d)                                 Seller’s right to operate each of the Wells under applicable operating agreements, including the Operating Agreement attached hereto as Exhibit H;

(e)                                  All the property, rights, privileges, benefits and appurtenances in any way belonging to, incidental to, or pertaining to, including, to the extent transferable, all operating agreements, unit agreements and unit operating agreements, communitization agreements, pooling agreements, marketing agreements, development agreements, farmouts and farmins, options, participation agreements, exploration agreements, subsurface agreements and other agreements, whether described on Exhibit C or not, insofar as they pertain to rights other than the Subject Interests, and to Seller’s interests in other assets and property in Garfield County, Colorado;

(f)                                   All of Seller’s right, title and interest in and to any fee mineral interests (other than the Mineral Interests), royalty interests, overriding royalty interests, net profit interest, production payments and similar interests relating to the Leases, Lands and Wells that are pre-existing as of the Effective Time;

(g)                                  All gathering, road and power rights-of-way and all equipment, facilities and pipelines downstream of the wellhead measurement facilities of each Well;

(h)                                 All surface leases, surface use and damage agreements, permits, rights-of-way, easements  and all other surface rights and agreements relating to the surface use and access of a well site and that are traditionally held by the operator of oil and gas wells, except for Buyer’s interest in the Leases and the Contracts;

(i)                                     (A) all corporate, financial, income, tax and legal records of Seller that relate to the Retained Assets and Seller’s business generally; (B) all books, records and files that relate to the Retained Assets; (iii) all contracts that relate to the Retained Assets; and (C) those certain contracts shown on Schedule 1.4(e)(iv) as “Retained Contracts”;

(j)                                    all rights to any refunds for taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to the Assets for periods prior to the Effective Time or attributable to the Retained Assets;

(k)                                 Seller’s bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of the Assets and Seller’s business generally;

(l)                                     All proprietary or licensed geologic, geophysical and seismic data relating to the Lands, together will all rights incident thereto or derived therefrom;

(m)                             all trade credits, account receivables, note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time and attributable to the Retained Assets with respect to any period of time at or after the Effective Time;

(n)                                 any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments or Taxes, including severance tax refunds based on exemptions for high cost gas, attributable to the Assets with respect to any period of time prior to the Effective Time or attributable to the Retained Assets; and

(o)                                 any causes of action, claims, rights, indemnities or defenses with respect to the Subject Interests, whether arising before or after the Effective Time, that relate to the Retained Liabilities or with respect to any indemnification obligation of Seller hereunder as more fully described in Article 15 below.

ARTICLE 2
PURCHASE PRICE

2.1                               Purchase Price.  Subject to the other terms and conditions of this Agreement, the purchase price for the Subject Interests shall be Three Hundred Fifty-Five Million Dollars ($355,000,000.00) (the “Purchase Price”) plus 300,000 IDR Units issued to Seller (the “Seller Units”, and together with the Purchase Price, the “Total Consideration”).  The Total Consideration shall be payable as follows:

(a)                                 By 5 p.m. Central Time, one (1) Business Day after the Execution Date, Buyer shall pay seven and one-half percent (7.5%) of the unadjusted Purchase Price as a Performance Deposit (the “Performance Deposit”) to Seller by wire transfer of immediately available funds;

(b)                                 At Closing, Buyer shall pay to Seller the Closing Amount by wire transfer of immediately available funds and shall deliver to Seller the Seller Units; and

(c)                                  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Subsection 14.1(a) and payments made by Buyer or Seller as provided in Subsection 14.1(a), and upon final resolution of any Title Disputed Matters or any Environmental Disputed Matters in accordance with Article 4 and Article 5, respectively.

2.2                               Allocation of the Purchase Price.  Solely for the purposes of Article 4 and Article 5, Buyer and Seller have agreed to the allocation of the unadjusted Purchase Price among each of the Wells (the “Allocated Values”) and such allocation of value is set forth in Schedule 2.2.

2.3                               Adjustments to Purchase Price and Preliminary Settlement.  The Purchase Price shall be adjusted according to this Section 2.3 without duplication.  Such adjustment shall be set out on a preliminary settlement statement (the “Preliminary Settlement Statement”) that shall be delivered by Seller to Buyer at least three (3) Business Days prior to Closing and shall be approved by Seller and Buyer on or before Closing.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.3 using the best information available at the Closing Date, which amount shall be paid at Closing and is the “Closing Amount.”

(a)                                 Property Expenses.  The term “Property Expenses” means all capital expenses (including all capital expenditures authorized by Subsection 9.1(a)) to the extent expended on the Subject Interests and operating expenses incurred in the ownership, development and operation of the Subject Interests in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, and all Lease rental and maintenance costs, and other similar payments or burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom.  Property Expenses shall include overhead for the period between the Effective Time and the Closing Date based upon Four Hundred Dollars ($400.00) per month for each Well that produces gas for any portion of such month.

(b)                                 Proration of Costs and Revenues.

(i)                                           Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Subject Interests attributable to the period at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits with respect to the Subject Interests attributable to the period at or after the Effective Time.  Buyer shall be responsible for (and entitled to any refunds with respect to) all Property Expenses attributable to the Subject Interests attributable to the period at and after the Effective Time.

(ii)                                        Seller shall be entitled to all Hydrocarbon production from or attributable to the Subject Interests attributable to the period prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Subject Interests attributable to the period prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses attributable to the Subject Interests attributable to the period prior to the Effective Time.

(iii)                                     For purposes of allocating production (and accounts receivable with respect thereto), under this Subsection 2.3(b), (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” Subject Interests when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Subject Interests when they pass through the wellhead measurement facilities.  Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(c)                                  Upward Adjustments.  To calculate the Closing Amount, the Purchase Price shall be adjusted upward by the following:

(i)                                           An amount equal to (A) all proceeds from or attributable to the production of Hydrocarbons from the Subject Interests attributable to the period prior to the Effective Time if received by Buyer, net of Taxes (subject to Article 10), royalties, overriding royalties, net profit payments and similar burdens and (B) all other income, proceeds, receipts and credits with respect to the Subject Interests attributable to the period prior to the Effective Time received by Buyer;

(ii)                                        An amount equal to the Property Expenses attributable to the Subject Interests for the period from and after the Effective Time that were paid by Seller;

(iii)                                     An amount equal to the value of all oil in tanks above the pipeline sales connection (exclusive of any brine, sludge or water that may be present in the oil storage tanks)

and of all gas in pipelines and flowlines upstream of the wellhead measurement facilities is credited to Seller’s interest in the Subject Interests at the Effective Time, each such value to be the contract price in effect as of the Effective Time or, in the absence of an applicable contract price, the average price per unit for sales of production for the respective production period attributable to the Subject Interests as of the Effective Time, less any Taxes and royalties, overriding royalties, net profit payments and similar burdens;

(iv)                                    The amount of all prepaid expenses (including pre-paid bonuses and rentals), scheduled payments, and Taxes, which in all cases are paid by Seller with respect to the ownership of the Subject Interests after the Effective Time; and

(v)                                       Any other amount provided for in this Agreement or otherwise agreed to in writing by Buyer and Seller as an upward adjustment to the Purchase Price.

(d)                                 Downward Adjustments.  To calculate the Closing Amount, the Purchase Price shall be adjusted downward by the following:

(i)                                           An amount equal to (A) all proceeds from or attributable to the production of Hydrocarbons from the Subject Interests attributable to the period at and after the Effective Time received by Seller, net of Taxes (subject to Article 10), royalties, overriding royalties, net profit payments and similar burdens and (B) all other income, proceeds, receipts and credits with respect to the Subject Interests attributable to the period at or after the Effective Time received by Seller;

(ii)                                        An amount equal to all Property Expenses attributable to the Subject Interests for the period prior to the Effective Time that are paid by Buyer;

(iii)                                     An amount equal to the total of all the Title Defect Adjustments, if any, pursuant to Subsection 4.4(b);

(iv)                                    An amount equal to the Allocated Value of the Subject Interests not conveyed at Closing due to the exercise of any preferential rights to purchase in accordance with Subsection 4.6(b) or the failure to obtain a Required Consent to assign in accordance with Subsection 4.6(a);

(v)                                       The value of any Casualty Loss pursuant to Subsection 9.4(c);

(vi)                                    The amount deposited into escrow pursuant to Subsection 4.4(c) for Title Disputed Matters;

(vii)                                 An amount equal to the Performance Deposit; and

(viii)                              Any other amount provided in this Agreement or otherwise agreed to in writing by Buyer and Seller as a downward adjustment to the Purchase Price.

(e)                                  Adjustments to Purchase Price.  All adjustments to the Purchase Price shall be made (A) in accordance with the terms of this Agreement and, to the extent consistent with this Agreement, in accordance with generally accepted accounting principles in the United States, as consistently applied in the oil and gas industry for purposes of allocating revenues earned and expenses incurred immediately prior to and after the Effective Time; (B) without duplication (in this Agreement or otherwise); (C) with respect to adjustments pursuant to Sections 4.3 and 4.4, only as to matters for which notice is given on or before the Defect Notice Date; and (D) with respect to all adjustments provided for in Subsections 2.3(c), and 2.3(d), except adjustments pursuant to Sections 4.3, and 4.4, in accordance with Subsection 14.1(a) and no later than the Final Settlement Date.

(f)                                   Final Settlement.  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Subsection 14.1(a) and payments made by Buyer or Seller as provided in Subsection 14.1(a).

ARTICLE 3
BUYER’S INSPECTION

3.1                               Due Diligence.  Subject to Section 3.3, upon execution of this Agreement, Seller will make the Subject Interests available to Buyer and its representatives for inspection and review to permit Buyer to perform its due diligence (the “Due Diligence Review”) as hereinafter provided.  Buyer shall be entitled to conduct its Due Diligence Review until 5:00 p.m., Mountain Time, on May 30, 2014 (the “Due Diligence Period”).  All notices pertaining to the Due Diligence Review must be received by Seller no later than 5:00 p.m., Mountain Time, on May 30, 2014 (the “Defect Notice Date”).

3.2                               Access to Records.  The Records will be made available to Buyer for review and copying at the offices of Seller during Seller’s normal business hours or as otherwise reasonably requested by Buyer to complete its Due Diligence Review.

3.3                               On-Site Inspection.  Seller hereby consents to Buyer conducting, pursuant to the Temporary Access Agreement between Seller and Buyer, and this Agreement, prior to Closing and upon advance notice to Seller, at Buyer’s sole risk and expense, (a) on-site inspections and (b) an ASTM Phase One Environmental Assessment (an “Environmental Assessment”) of the Subject Interests, provided that Buyer shall not conduct any sampling activities and other environmental testing without prior written notice and consent of Seller, which consent shall not be unreasonably withheld, delayed or denied.  In connection with any Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Subject Interests and agrees to comply with all requirements and safety policies of the operator.  If Buyer or its agents prepares an Environmental Assessment, Buyer will furnish a copy thereof to Seller at no cost to Seller.  In connection with the granting of such access, Buyer represents that it is adequately insured and, except to the extent caused by Seller’s gross negligence or willful misconduct, waives, releases and agrees to defend and indemnify Seller and Seller’s representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer hereunder.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4                               Disclaimer.  Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

ARTICLE 4
TITLE MATTERS

4.1                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Affected Interest” means the Subject Interests in which prior to Closing Seller (A) fails to obtain a Required Consent to assign that would invalidate the conveyance of the Subject Interests affected by the consent to assign or materially affect the value or use of the Subject Interests; or (B) is notified that a third party intends to exercise its preferential right to purchase.

(b)                                 “Title Defect Deductible” means an amount equal to two percent (2%) of the unadjusted Purchase Price.

(c)                                  “Defects” means Title Defects and Environmental Defects.

(d)                                 “Defensible Title” means such ownership that, subject to and except for Permitted Encumbrances:

(i)                                           for each individual Well, entitles Seller to receive not less than the Net Revenue Interest shown in the Column entitled, “Tier 3” on Exhibit A for such Well;

(ii)                                        for each individual Well, obligates Seller to bear not greater than the Working Interest shown in the Column entitled, “Tier 3” on Exhibit A for such Well; and

(iii)                                     is free and clear of liens, encumbrances and other defects in title burdening the Wells as of the Closing Date.

(e)                                  “Escrow Agreement” means an Escrow Agreement dated as of the Closing Date, by and among Buyer, Seller, and the Bank of Oklahoma, in its capacity as escrow agent, substantially in the form attached as Exhibit G.

(f)                                   “Indemnity Agreement” means an Indemnity Agreement in the form attached hereto as Exhibit F.

(g)                                  “Individual Title Defect Threshold” means a Title Defect Amount of not less than Twenty-Five Thousand Dollars ($25,000.00) for each individual Well.

(h)                                 “Net Revenue Interest” means with respect to the Wells, the share of the Hydrocarbons produced, saved and marketed from a Well throughout the duration of the productive life of such Well or specified zone(s) therein, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, or other similar burdens on or measured by production of Hydrocarbons.

(i)                                     “Notice of Defective Interest” means a notice provided to Seller in writing of any matters that in Buyer’s reasonable opinion constitute a Title Defect with respect to Seller’s title to any individual Well.

(j)                                    “Permitted Encumbrances” shall mean:

(i)                                           the terms and conditions of the Leases and the lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to (A) reduce the Net Revenue Interests below those set forth in the Column entitled “Tier 1”, “Tier 2” and “Tier 3” on Exhibit A, for the time periods set forth therein; or (B) increase the Working Interest to greater than those set forth in the Columns entitled “Tier 1”, “Tier 2” and “Tier 3” on Exhibit A, for the

time periods set forth therein (unless Seller’s Net Revenue Interest is increased in the same proportion);

(ii)                                        liens for Taxes or assessments not yet due and delinquent or if delinquent are being contested in good faith in the normal course of business;

(iii)                                     all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Subject Interests if the same are customarily sought after such conveyance;

(iv)                                    rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(v)                                       easements, rights-of-way, servitudes, permits, surface leases, grazing rights, canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads and other rights with respect to surface operations, on, over or in respect of any of the Subject Interests or any restriction on access thereto that do not materially interfere with the ownership or operation of the affected Subject Interest;

(vi)                                    materialmen’s, mechanic’s, operator’s, or other similar liens arising in the ordinary course of business (A) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired; (B) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law; or (C) if their validity is being contested in good faith by appropriate action;

(vii)                                 matters based solely on lack of information in connection with documents filed of record not contained in Seller’s files;

(viii)                              the failure to recite marital status in a document, unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Subject Interest;

(ix)                                    defects arising out of lack of survey, unless a survey is expressly required by applicable laws or regulations;

(x)                                       a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date;

(xi)                                    lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action may not be authorized;

(xii)                                 mortgages burdening the interest of the lessors of the Leases, so long as there is no evidence of default;

(xiii)                              all other liens, charges, encumbrances, contracts (including the Contracts), agreements, instruments, obligations, defects and irregularities affecting the Subject Interests that do not (or would not upon foreclosure or other enforcement) reduce the Net Revenue Interest set forth in the Columns entitled “Tier 1”, “Tier 2” and “Tier 3” on Exhibit A, for the time periods set forth therein, nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the Working Interest set forth in the Columns entitled “Tier

1”, “Tier 2” and “Tier 3” on Exhibit A, for the time periods set forth therein, nor are such as to materially interfere with or detract from the ownership, value or use of the Subject Interests; and

(xiv)                             such Title Defects as Buyer has waived.

(k)                                 “Required Consent” means all consents to assignment and any consents or waivers under any applicable operating agreement (including without limitation consents or waivers of the maintenance of uniform interests provisions therein) that are necessary for Seller to execute, deliver and perform its obligations under this Agreement and transfer the Subject Interests to Buyer.  A Required Consent does not include consents whereby the lessor, grantor, assignor or non-operator cannot unreasonably withhold, delay or condition a consent unless the failure to obtain such consent (i) makes the assignment void or voidable, (ii) results in liquidated damages, or (iii) results in the termination or reduction in the interest being assigned.

(l)                                     “Title Defect” means any lien, encumbrance, obligation or defect (including without limitation a discrepancy in Net Revenue Interest or Working Interest for any individual Well), excluding Permitted Encumbrances, that causes a breach of Seller’s representation and warranty in Section 4.2.

(m)                             “Title Defect Adjustment” means an amount agreed upon by Buyer and Seller as being the value of such Title Defect; taking into consideration the Allocated Value of the Subject Interests subject to such Title Defect, the portion of the Subject Interests subject to such Title Defect and the legal effect of such Title Defect on the Subject Interests affected thereby.

(n)                                 “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                           if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                        if the Title Defect is a lien or encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property;

(iii)                                     if the Title Defect represents a decrease in the Net Revenue Interest from the interest stated for such Well in Column entitled “Tier 3” on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Well, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Column entitled “Tier 3” on Exhibit A; provided that if the Title Defect is not effective or does not affect an individual Well throughout its entire term, the Title Defect Amount determined hereunder shall be reduced to take into account the applicable time period only (including utilizing the Net Revenue Interest for an individual Well shown in the Column entitled “Tier 3” on Exhibit A);

(iv)                                    if the Title Defect represents an obligation, encumbrance, burden or other defect in title to the Title Defect Property of a type not described in Subsections (n)(i) through (n)(iii) above, the Title Defect Amount shall be determined by taking into account the following factors:  (A) the Allocated Value of the Title Defect Property; (B) the portion of the Title Defect Property affected by the Title Defect; (C) the legal effect of the Title Defect; (D) the potential economic effect of a Title Defect over the life of the affected Well; (E) the values placed upon the Title Defect by Buyer and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation; and

(v)                                       if, in the opinion of Seller and Buyer, a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing and removing such Title Defect or (B) the share of such curative work and removal cost and expense which is allocable to the affected Well.

(o)                                 “Title Defect Property” means the individual Well affected by the Title Defect.

(p)                                 “Title Disputed Matters” means disputes concerning the (A) the existence and scope of a Title Defect; (B) the Title Defect Amount of that portion of the Subject Interests affected by a Title Defect; and (C) the adequacy of Seller’s Title Defect curative materials.

(q)                                 “Working Interest” means the percentage of the costs and expenses for the maintenance, development, operation and the production relating to an individual Well throughout the productive life of such Well.

4.2                               Seller’s Title.

(a)                                 Limited Defensible Title Representation.  Seller represents and warrants to Buyer that, as of the Execution Date and as of the Defect Notice Date, its title to the Subject Interests is Defensible Title.  Except as set forth in this Subsection 4.2(a) and the special warranty of title set forth in the Assignment, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Subject Interests and Buyer hereby acknowledges and agrees that Buyer’s sole remedies for any defect of title, including any Title Defect with respect to an individual Well, shall be Buyer’s right to adjust the Purchase Price to the extent provided in this Article 4.

(b)                                 Exclusive Remedy.  The representation and warranty in Subsection 4.2(a) shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter, and Section 4.4 and the special warranty of title set forth in the Assignment shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Subject Interests.  Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller under Article 6 of this Agreement, then Buyer shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4.  Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty under Article 6.

4.3                               Title Defects and Notices.

(a)                                 Title Defects.  Except as otherwise provided in Subsection 4.3(b) and except for the special warranty of title set forth in the Assignment, with respect to Title Defects, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for:

(i)                                           any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; and

(ii)                                        any Title Defect that exceeds the Individual Title Defect Threshold unless the Title Defect Amounts for all such Title Defects, in the aggregate (excluding any Title Defects cured by Seller), exceed the Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies provided herein only with respect to such Title Defects in excess of such Title Defect Deductible.

Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(b)                                 Reduction in Seller’s Working Interest.  In the event a Title Defect would cause a reduction in Seller’s retained Working Interest to less than ten percent (10%) (on an 8/8ths basis) after conveyance of the Title Defect Property to Buyer (based upon the Working Interest in the Column entitled “Tier 3” on Exhibit A), then in Seller’s sole discretion, Seller may retain the Title Defect Property and reduce the Purchase Price by the Allocated Value set forth on Schedule 2.2.

(c)                                  Notice of Defective Interest.  On or before the Defect Notice Date, Buyer shall advise Seller of any Notice of Defective Interest.  Any Notice of Defective Interest shall be in writing and contain the following:

(i)                                           a description of the claimed Title Defect(s);

(ii)                                        the Title Defect Property;

(iii)                                     the Allocated Value of an individual Well subject to the Title Defect;

(iv)                                    supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and

(v)                                       the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based.

To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all Title Defects discovered by Buyer during the calendar week.  The Parties acknowledge and agree that such weekly notice is preliminary and may be supplemented and modified at any time prior to the Defect Notice Date, and that any failure to include a Title Defect on such weekly notice shall not in any way be a waiver of such Title Defect.

4.4                               Remedies for Title Defects.

(a)                                 Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time on or before four (4) days after the Defect Notice Day, any Title Defects of which it has been advised by Buyer prior to or on the Defect Notice Date.

(b)                                 Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Subsection 4.3(c) actually exists and is not waived by Buyer in writing or cured on or before four (4) days after the Defect Notice Day:

(i)                                           Seller may, at its sole election (subject to Individual Title Defect Threshold and the Title Defect Deductible), elect to assign the property and reduce the Purchase Price by the Title Defect Adjustment;

(ii)                                        Seller may, at its sole election, retain the property that is subject to such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property: or

(iii)                                     Seller may, with Buyer’s agreement, indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect pursuant to an Indemnity Agreement and assign the property.

(c)                                  Escrow of Disputed Amounts.  If Seller and Buyer are unable to reach agreement as to a disputed Title Defect or Title Defect Amount(s) on or before four (4) days after the Defect Notice Day, then the Parties shall submit the existence of such disputed Title Defect or Title Defect Amount(s) to binding expert determination pursuant to Section 4.5 and the Parties shall proceed with Closing, provided that at Closing Buyer shall pay an amount equal to the Allocated Values of the Title Defect Property to the Escrow Agent (in accordance with the terms of the Defect Escrow Agreement).

4.5                               Title Dispute Resolution.  If, pursuant to Subsection 4.4(c), the existence of a Title Defect or a Title Defect Amount thereof is submitted to expert determination, then the determination shall be conducted pursuant to this Section 4.5.

(a)                                 Title Expert.  The determination shall be conducted by a single title expert (the “Title Expert”).  The Title Expert shall be neutral, not an affiliate, employee or consultant of either Party and shall be a title attorney with at least ten (10) years of title experience who practices oil and gas law in the Rocky Mountain area.

(b)                                 Selection of Expert by Agreement of the Parties.  The Parties shall attempt to mutually agree on the Title Expert; provided if the Parties are not able to mutually agree on the Title Expert within five (5) Business Days after receipt of the other Party’s election to submit a matter to expert determination, then, within ten (10) Business Days after the end of such five (5) Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Title Experts having the qualifications outlined in Subsection 4.5(a).  If there is one common name on the Parties’ lists, that Person shall be the Title Expert; but if there is more than one common name on the Parties’ lists, the Title Expert shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or in absence of such agreement, by drawing straws.

(c)                                  Selection of Expert if Parties Do Not Agree.  In the event there are no common names on the Parties’ lists, the lists of potential Title Experts submitted by the Parties shall be submitted to The International Institute for Conflict Prevention & Resolution (“CPR”) on or before five (5) Business Days after the submission of the Parties’ respective lists, and the CPR shall select the Title Expert from the Parties’ lists.  The Title Expert need not be on the CPR’s panel of neutrals.

(d)                                 Information.  Within ten (10) Business Days after the selection of the Title Expert, the Parties shall provide to the Title Expert the applicable Title Defect Notices and all documentation provided therewith or referred to therein, and each Party shall provide such other evidence as it deems appropriate for the Title Expert to determine the existence and effect of the applicable Title Defect and the associated Title Defect Amount.  The Title Expert shall also be provided with Article 4 of this Agreement and the Allocated Values of the affected Subject Interests together with any definitions of terms used in such Article, but no other provisions of this Agreement.

(e)                                  No Ex-Parte Communications.  The Title Expert, once appointed, shall have no ex-parte communications with any Party concerning the determination required hereunder.  All communications between any Party and the Title Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner.

(f)                                   Determination.  The Title Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he or she has received the materials under Subsection 4.5(d).  The decision of the Title Expert shall be final, binding on the Parties and non-appealable.  The Title Expert shall make a separate determination with respect to each Title Defect submitted.

(g)                                  Fees and Costs.  Each Party shall be responsible for paying its own costs, including its attorneys’ and experts’ fees.  The costs of the Title Expert shall be paid one-half by Seller and one-half by Buyer.

(h)                                 Findings.  The written finding of the Title Expert need only set forth the Title Expert’s finding as to whether the subject Title Defect exists or has been cured and the Title Defect Amount, and not the Title Expert’s rationale for the award.

(i)                                     Not Arbitration.  The Title Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.  The Parties intend that the procedures set forth in this Section 4.5 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 4.5 shall be specifically enforceable.

(j)                                    Execution of Documents.  The Parties agree to execute such agreements as may be reasonably required by the Title Expert, including such engagement letters, releases and indemnities as reasonably requested by the Title Expert.

4.6                               Consents and Preferential Purchase Rights.  The remedies set forth in this Section 4.6 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase.

(a)                                 Consents.  To Seller’s Knowledge, all consents, including Required Consents are set forth on Schedule 4.6(a) (or are contained in the instruments and agreements set forth in Exhibits B and C, provided that Seller shall make a good faith effort to list all Consents on Schedule 4.6(a)).  Seller shall use reasonable efforts to obtain all consents prior to Closing (including consents discovered by Buyer prior to Closing which consents shall not be a breach of Seller’s representation and warranty set forth in this Subsection 4.6(a)).  Consents and approvals which are customarily obtained post-Closing shall not be considered Required Consents, including consents and approvals by Governmental Entities.  If prior to Closing Seller fails to obtain a Required Consent to assign an Affected Interest, then Seller shall retain the Affected

Interest and the Purchase Price shall be reduced by the Allocated Value of the Affected Interest.  Seller, with Buyer’s assistance, shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing.  If such Required Consent has been obtained as of the Final Settlement Date, Seller shall convey the Affected Interest to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the Affected Interest, less any proceeds from the Affected Interest attributable to the period of time after the Effective Time received and retained by Seller (net of any Property Expenses paid by Seller attributable to such period).  If such Required Consent has not been obtained as of the Final Settlement Date, the Affected Interest shall be excluded from the Transaction.  Buyer shall cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

(b)                                 Preferential Purchase Rights.  To Seller’s Knowledge, all preferential rights to purchase are set forth on Schedule 4.6(b) (or are contained in the instruments and agreements set forth in Exhibit C, provided that Seller shall make a good faith effort to list all the preferential rights to purchase on Schedule 4.6(b)).  Seller shall use reasonable good faith efforts to give notices required in connection with all preferential rights contained in Schedule 4.6(b) prior to Closing.  If prior to Closing Buyer discovers a preferential right to purchase, then Buyer shall notify Seller of such preferential right and Seller shall use reasonable good faith efforts to give notices required in connection with such preferential purchase rights (which preferential purchase right shall not be a breach of Seller’s representation and warranty set forth in this Subsection 4.6(b)).  If any preferential right to purchase any portion of the Subject Interests is exercised prior to the Closing Date, then that portion of the Subject Interests affected by such preferential purchase right shall be excluded from the Subject Interests and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Subject Interests.  If by Closing, either (i) the time frame for the exercise of a preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, or (ii) a third party exercises its preferential right to purchase, but fails to consummate the purchase prior to the Closing, then Seller shall retain the Affected Interest and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Affected Interest.  As to any Affected Interests retained by Seller hereunder, following Closing if a preferential right to purchase is not consummated within the time frame specified in the preferential purchase right, or if the time frame for exercise of the preferential purchase right expires without exercise after the Closing, Seller shall promptly convey the Affected Interest to Buyer effective as of the Effective Time, and Buyer shall pay the Allocated Value thereof pursuant to the terms of this Agreement.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1                               Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

(a)                                 “Condition” means any circumstance, status or defect that requires Remediation as of the Effective Time to comply with Environmental Laws.

(b)                                 “Environmental Defect” means a Condition in, on, under or relating to a particular Subject Interests (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Well operated by Seller to be in violation of an Environmental Law and the cost of Remediation of the Condition exceeds Fifty Thousand Dollars ($50,000.00) (the “Individual Environmental Defect Threshold”).

(c)                                  “Environmental Defect Deductible” means an amount equal to two percent (2%) of the unadjusted Purchase Price.

(d)                                 “Environmental Defect Property” means the individual Well affected by the Environmental Defect.

(e)                                  “Environmental Law” or “Environmental Laws” means any federal, state, local or foreign law, statute, rule, regulation, ordinance and any decree, license, permit, settlement agreement, judgment, or order issued by or entered into with a Governmental Entity pertaining or relating to pollution or pollution control; the general protection of human health or safety and the environment; or the management, presence, disposal or release of Hazardous Substances (as defined below).  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., and the Oil Pollution Act, 33 U.S.C. § 2701 et seq., and the regulations and orders respectively promulgated thereunder.

(f)                                   “Governmental Entity” means any national, state or local government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(g)                                  “Hazardous Substances” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law that has been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law (but excluding naturally occurring radioactive material or NORM).

(h)                                 “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Substances or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise, and the general protection of human health or safety and the environment.

5.2                               Environmental Representation and Warranty.

(a)                                 Except as described on Schedule 5.2(a), for the period of Seller’s ownership of the Subject Interests, Seller represents and warrants to Buyer that, to Seller’s Knowledge, (A) the Subject Interests have been operated in material compliance with all Environmental Laws; (B) Seller has not received a written notice of a material violation of an Environmental Law with respect to the Subject Interests; and (C) no notice or action alleging a material violation is pending or threatened against the Subject Interests.

(b)                                 Except as described on Schedule 5.2(b), Seller represents and warrants to Buyer that there are no civil, criminal, or administrative actions, lawsuits, litigation, hearings, notices of violation, or proceedings pending against the Subject Interests  as a result of the violation or breach of any Environmental Law.

5.3                               Environmental Defect Notice.  On or before the Defect Notice Date, Buyer shall give Seller written notice of any Environmental Defect (an “Environmental Defect Notice”), which shall (a) name the affected Well; (b) describe the Condition in, on, under or relating to the Well that causes the Environmental Defect; and (c) set forth the estimated cost to Remediate such Environmental Defect (the “Environmental Defect Amount”).

5.4                               Remedies for Environmental Defects.  Subject to the Individual Environmental Defect Threshold as to each Environmental Defect and the Environmental Defect Deductible as to all Environmental Defects in the aggregate:

(a)                                 In the event that any Environmental Defect timely asserted by Buyer is not disputed by Seller or cured on or before the Closing Date, Seller shall, at its sole election, elect to:

(i)                                           assign the Environmental Defect Property to Buyer at Closing, and Seller shall indemnify Buyer against all liability, loss, cost and expense resulting from such Environmental Defect pursuant to an Indemnity Agreement, in excess of the Individual Environmental Defect Threshold to the extent the aggregate of all Environmental Defect Amounts is in excess of the Environmental Defect Deductible; or

(ii)                                  retain the property that is subject to such Environmental Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property.

(b)                                 If Buyer and Seller have not agreed on the existence of an Environmental Defect, or the Environmental Defect Amount, timely asserted by Buyer, the Parties shall submit the existence of such Environmental Defect and/or the Environmental Defect Amount as determined by each Party to binding expert determination pursuant to Section 5.5, the Parties shall proceed with Closing and Seller shall assign the Environmental Defect Property to Buyer at Closing.

Notwithstanding anything stated herein to the contrary, in the event the Environmental Defect Amount related to any Environmental Defect Property exceeds the Allocated Value of such Environmental Defect Property, Buyer may, at its sole election, elect to have Seller retain such property and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property.

5.5                               Environmental Expert.  If, pursuant to Section 5.4, the existence of an Environmental Defect or an Environmental Defect Amount thereof is submitted for expert review as to the validity and/or value of the Environmental Defect, then the determination shall be conducted pursuant to this Section 5.5.  The determination shall be conducted by a single environmental expert (the “Environmental Expert”).  The Environmental Expert shall be neutral, not an affiliate, employee or consultant of either Party and shall be an attorney with at least 10 years of experience who practices environmental law as it relates to oil and gas matters in the Rocky Mountain area.

(a)                                 Selection of Expert by Agreement of the Parties.  The Parties shall attempt to mutually agree on the Environmental Expert; provided if the Parties are not able to mutually agree on the Environmental Expert within five (5) Business Days after a Seller’s receipt of the Buyer’s election to submit a matter to expert determination, then, within ten (10) Business Days after the end of such five (5) Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Environmental Experts having the qualifications outlined in this Section 5.5.  If there is one common name on the Parties’ lists, that Person shall be the Environmental Expert; but if there is more than one common name on the Parties’ lists, the Environmental Expert shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or in absence of such agreement, by drawing straws.

(b)                                 Selection of Expert if Parties Do Not Agree.  In the event there are no common names on the Parties’ lists, the lists of potential Environmental Experts submitted by the Parties shall be submitted to the CPR on or before five (5) Business Days after the submission of the Parties’ respective lists, and the CPR shall select the Environmental Expert from the Parties’ lists.  The Environmental Expert need not be on the CPR’s panel of neutrals.

(c)                                  Information.  Within ten (10) Business Days after the selection of the Environmental Expert, the Parties shall provide to the Environmental Expert the applicable Environmental Defect Notices and all documentation provided therewith or referred to therein, and each Party shall provide such other evidence as it deems appropriate for the Environmental Expert to determine the existence and effect of the applicable Environmental Defect and the associated Environmental Defect Amount.  The Environmental Expert shall also be provided with Article 5 of this Agreement and the Allocated Values of the affected Subject Interests together with any definitions of terms used in such Article, but no other provisions of this Agreement.

(d)                                 No Ex-Parte Communications.  The Environmental Expert, once appointed, shall have no ex-parte communications with any Party concerning the determination required hereunder.  All communications between any Party and the Environmental Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner.

(e)                                  Determination.  The Environmental Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he or she has received the materials under Subsection 5.5(c).  The decision of the Environmental Expert shall be final, binding on the Parties and non-appealable.  The Environmental Expert shall make a separate determination with respect to each Environmental Defect submitted.

(f)                                   Remedy.  If the Environmental Expert determines there is an Environmental Defect, and the amount of such Defect exceeds the Individual Environmental Defect Threshold and the amount of all Environmental Defects exceeds the Environmental Defect Deductible, Seller shall indemnify Buyer against all liability, loss, cost and expense resulting from such Environmental Defect in excess of the Defect Threshold to the extent the aggregate of all Environmental Defect Amounts exceeds the Environmental Defect Deductible.  If the Environmental Expert determines there is no Environmental Defect, or the Environmental Defect Amount is less than the Individual Environmental Defect Threshold or the aggregate of all Environmental Defect Amounts does not exceed the Environmental Defect Deductible, Buyer shall be responsible for its working interest share of all costs and expenses to remove or cure the Environmental Defect(s).

(g)                                  Fees and Costs.  Each Party shall be responsible for paying its own costs, including its attorneys’ and experts’ fees.  The costs of the Environmental Expert shall be paid one-half by Seller and one-half by Buyer.

(h)                                 Findings.  The written finding of the Environmental Expert need only set forth the Environmental Expert’s finding as to whether the subject Environmental Defect exists or has been cured and the Environmental Defect Amount, and not the Environmental Expert’s rationale for the award.

(i)                                     Not Arbitration.  The Environmental Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.  The Parties intend that the procedures set forth in this Section 5.5 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 5.5 shall be specifically enforceable.

(j)                                    Execution of Documents.  The Parties agree to execute such agreements as may be reasonably required by the Environmental Expert, including such engagement letters, releases and indemnities as reasonably requested by the Environmental Expert.

5.6                               Exclusive Remedies.  The representation and warranties set forth in Section 5.2 shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter.  The rights and remedies granted Buyer in this Article 5 shall be the exclusive right and remedy of Buyer with respect to environmental matters with respect to the Subject Interests.  Notwithstanding anything herein provided to the contrary, if an Environmental Defect under this Article 5 results from any matter that could also result in the breach of any representation or warranty of Seller in this Agreement, then Buyer shall only be entitled to assert such matter before the Defect Notice Date as an Environmental Defect to the extent permitted by this Article 5.  Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

5.7                               Environmental Liabilities and Obligations.  Subject to Section 5.4(a), upon Closing, with respect to the Subject Interests, Buyer agrees to assume and pay, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to, and release Seller, its members, managers, stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties), from all losses including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly is caused by any Condition in or on the Subject Interests created or attributable to periods at and after the Effective Time, including, but not limited to, the presence, disposal or release of any Hazardous Substances of any kind in, on or under the Subject Interests, in each instance to the extent but only to the extent of the Subject Interests (collectively, “Buyer’s Environmental Liabilities”).

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of Execution Date and as of Closing except where otherwise indicated.  The term “Knowledge” has the meaning set forth in Section 16.13.

6.1                               Existence.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is authorized to do business and is in good standing in the State of Colorado.

6.2                               Power.  Seller has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a Party or by which it is bound.

6.3                               Authorization and Enforceability.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4                               Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.5                               No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

6.6                               Litigation.  Except as described on Schedules 5.2 (a), 5.2(b), and 6.6, there are no actions, suits or proceedings filed and served on Seller in any court or notices of violation issued or to Seller’s Knowledge, investigations initiated by any federal, state, municipal or other governmental agency that would impair Seller’s ability to consummate the Transaction or to assume the liabilities to be assumed by Seller under this Agreement or would have a material adverse effect on the Subject Interests (the “Litigation”).

6.7                               Compliance with Law.  Except as described on Schedules 5.2 (a), 5.2(b), and 6.6, to Seller’s Knowledge, the Subject Interests have been operated in compliance with laws in all material respects.

6.8                               Status and Operation of Subject Interests.  Except as set forth in Schedule 6.8, there are no outstanding authorizations for expenditures or other capital commitments which are binding on the Subject Interests and which individually, would require the owner of the Subject Interests after the Effective Time to expend monies in excess of Twenty-Five Thousand Dollars ($25,000.00).

6.9                               Taxes.  All material Property Taxes and production Taxes that have become due or payable for the Subject Interests before the Closing Date have been paid, other than Taxes which are being contested in good faith.  All material income taxes and obligations relating thereto that could result in a lien or other claim against any of the Leases and Wells have been paid, unless contested in good faith, in which case, Seller shall retain responsibility therefore.  With respect to the Subject Interests for periods after the Effective Time, there are no suits or proceedings pending, or to Seller’s Knowledge, any claims, investigations, audits, inquiries pending or threatened against Seller in respect of Taxes.

6.10                        Material Agreements.  Exhibit C and Schedule 6.10 contain the list of all agreements (including all exchange, operating agreement, balancing agreements,  participation and farmout and farmin agreements), that are applicable to the Subject Interests and can reasonably be expected to result in aggregate payments by Seller of more than Fifty Thousand Dollars ($50,000.00) during the current or any subsequent calendar year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) (the “Material Agreements”).

6.11                        Hydrocarbon Sales Contracts.  Except for the Hydrocarbon sales contracts listed in Exhibit C and any such rights provided for in any of the Leases or Material Agreements, no Hydrocarbons are subject to a sales contract (other than spot sales agreements) and, to Seller’s Knowledge unless provided otherwise in a Lease, no person has any call upon, option to purchase or similar rights with respect to the production from the Subject Interests.

6.12                        Gathering, Compression, or Treating Agreements.  Except as set forth on Schedule 6.12, none of the Subject Interests are dedicated or subject to any gathering, compression, treating, processing or transportation agreements.

6.13                        Oil and Gas Operations.  Except as set forth in Schedule 6.13: (a) all of the Wells have been drilled and completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts and permits; (b) proceeds from the sale of Hydrocarbons produced from and attributable to the Subject Interests are being received by Seller in a timely manner and are not being held in suspense for any reason; (c) all of the Wells have been drilled and completed on Lands currently covered by the Leases or on Lands properly pooled or unitized therewith; and (d) Seller has a legal right of access to all of the Wells, and Buyer will have such right upon consummation of the Closing.

6.14                        Inactive Wells.  As of April 30, 2014, except for the Wells listed on Schedule 6.14, there are no shut-in or inactive wells listed on Exhibit A.

6.15                        Affiliate Transactions.  Except as set forth on Schedule 6.15, there are no transactions or Contracts affecting any of the Subject Interests between Seller and any affiliate of Seller that will continue beyond the Closing.

6.16                        Accredited Investor.  Seller is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Seller is acquiring the Seller Units for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other rules, regulations, and laws pertaining to the distribution of securities.

6.17                        Certain Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SUBSECTION 11.2(a) OR IN THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY SELLER).

(b)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SUBSECTION 11.2(a) OR IN THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, WITHOUT LIMITING THE GENERALITY OF SUBSECTION 6.17(a), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (A) TITLE TO ANY OF THE SUBJECT INTERESTS; (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY

REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE SUBJECT INTERESTS; (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE SUBJECT INTERESTS; (D) ANY ESTIMATES OF THE VALUE OF THE SUBJECT INTERESTS OR FUTURE REVENUES GENERATED BY THE SUBJECT INTERESTS; (E) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE SUBJECT INTERESTS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES; (F) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE SUBJECT INTERESTS; OR (G) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH ARTICLE 3), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE SUBJECT INTERESTS IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)                                  EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE SUBJECT INTERESTS AND SELLER HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE SUBJECT INTERESTS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE SUBJECT INTERESTS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of Execution Date and as of Closing:

7.1                               Existence.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has full legal power, right and authority to carry on its business as such is now being conducted.  Buyer is, or will be on the Closing Date, authorized to do business and in good standing in the State of Colorado.

7.2                               Power.  Buyer has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound.

7.3                               Authorization and Enforceability.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4                               Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.5                               No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by, or to the Buyer’s knowledge, threatened against Buyer.

7.6                               Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the knowledge of Buyer, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the Transaction and to assume the liabilities to be assumed by it under this Agreement.

7.7                               Financial Resources.  Buyer has the financial resources available to close the Transaction without financing that is subject to any material contingency.

7.8                               Buyer’s Evaluation.

(a)                                 Review.  Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of purchasing, owning and developing oil and gas properties such as the Subject Interests and is aware of its risks.  Buyer acknowledges that Seller has not made any representations or warranties as to the Records except as otherwise provided herein and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Subject Interests, projections as to future events or other internal analyses or forward looking statements.

(b)                                 Independent Evaluation.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves associated with the Subject Interests.

7.9                               Governmental Authorizations; Qualification.  Buyer has or will have at Closing all governmental licenses, authorizations, consents and approvals required for the ownership of the Subject Interests with the exception of governmental approvals customarily obtained post-closing.  Buyer is now or at Closing will be and thereafter will continue to be qualified to own and operate any federal, state and Indian oil and gas lease that constitutes part of the Subject Interests, including satisfaction of all bonding requirements.  Closing of the Transaction will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

7.10                        Accredited Investor.  Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Buyer is acquiring the Subject Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other rules, regulations, and laws pertaining to the distribution of securities.  Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this transaction, and all funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.

7.11                        Disregarded Entity.  Buyer is an entity disregarded as separate from the Partnership for federal income tax purposes.

7.12                        Limitation.  Buyer acknowledges the following:

THE SUBJECT INTERESTS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE SUBJECT INTERESTS.  EQUIPMENT AND SITES INCLUDED IN THE SUBJECT INTERESTS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT INCLUDED IN THE SUBJECT INTERESTS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE SUBJECT INTERESTS.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF THE
GENERAL PARTNER AND THE PARTNERSHIP

8.1                               Definitions.

(a)                                 “Amended and Restated Partnership Agreement” means the Third Amended and Restated Partnership Agreement, reflecting the terms set forth on the term sheet attached as Exhibit K to this Agreement, to be adopted and entered into by the General Partner on the Closing Date.

(b)                                 “Delaware LLC Act” means the Delaware Limited Liability Company Act.

(c)                                  “Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

(d)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)                                  “General Partner Interest” has the meaning set forth in the Partnership Agreement.

(f)                                   “IDR Holders Agreement” means the IDR Holders Agreement, substantially in the form attached as Exhibit L to this Agreement, to be entered into by Seller and the Partnership on the Closing Date.

(g)                                  “IDR Units” means Incentive Distribution Units representing limited partnership interests in the Partnership having the rights and obligations specified in the Amended and Restated Partnership Agreement.

(h)                                 “Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated April 15, 2014, as amended.

(i)                                     “Repayment Event” means any event or condition which gives the holder of any bond, note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership or any subsidiary of the Partnership.

(j)                                    “SEC” means the Securities and Exchange Commission.

(k)                                 “Securities Act” means the Securities Act of 1933, as amended.

(l)                                     “SEC Reports” means all reports and statements (including any amendments thereto) filed by the Partnership during the past twelve months pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act.

(m)                             “Subject Instruments” means the Third Amended and Restated Credit Agreement, dated April 1, 2014, by and among the Partnership, as borrower, Wells Fargo Bank, National Association, as administrative agent, Compass Bank, as syndication agent, UBS Securities LLC and U.S. Bank National Association, as co-documentation agents, and the other lenders from time to time party thereto, as amended, and all other instruments, agreements and documents filed (or incorporated by reference) as an exhibit to the Partnership’s most recent Annual Report on Form 10-K filed with the SEC; provided that if any instrument, agreement or other document filed (or incorporated by reference) as an exhibit thereto has been redacted or if any portion thereof has been deleted or is otherwise not included as part of such exhibit (whether pursuant to a request for confidential treatment or otherwise), the term “Subject Instruments” shall nonetheless mean such instrument, agreement or other document, as the case may be, in its entirety, including any portions thereof which shall have been so redacted, deleted or otherwise not filed.

(n)                                 “Units” has the meaning set forth in the Partnership Agreement.

8.2                               Representations and Warranties. The General Partner and the Partnership make the following representations and warranties as of Execution Date and as of Closing:

(a)                                 Formation and Qualification.  Each of the General Partner and Partnership have been duly formed and is validly existing in good standing as a limited partnership or limited liability company, as applicable, under the Delaware LLC Act or the Delaware LP Act, as applicable, with full limited liability company or limited partnership power, as applicable, and authority to own or lease its properties and to conduct its business as described in the Partnership’s SEC Reports.  Each of the General Partner and Partnership is qualified as a foreign limited liability company or limited partnership, as applicable, for the transaction of business in each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so qualify would not reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), business, prospects, properties or results of operations of the Partnership and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(b)                                 General Partner.  The General Partner has, and at the Closing Date will have, full limited liability company power and authority to serve as general partner of the Partnership.  The General Partner is the sole general partner of the Partnership, with an approximate 0.3% general partner interest in the Partnership; and such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement and is owned by the General Partner free and clear of any liens, restrictions or encumbrances (other than transfer restrictions under the Partnership Agreement and applicable federal and state securities laws).

(c)                                  Limited Partnership Interests.  As of the date hereof, the limited partners of the Partnership hold 57,564,767 Units and 2,000,000 8% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”), and such Units and Series A Preferred Units are the only limited partner interests of the Partnership that are issued and outstanding; all of such Units and Series A Preferred Units, and the limited partner interests represented by each, have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17- 804 of the Delaware LP Act).  Other than such Units, such Series A Preferred Units, and any Units or Series A Preferred Units issuable under the Legacy Reserves, LP Long-Term Incentive Plan, pursuant to an underwritten public offering, pursuant to an at-the-market offering program or pursuant to a private placement in connection with any acquisition, the Seller Units will be the only limited partner interests of the Partnership issued or outstanding on the Closing Date.

(d)                                 Seller Units.  The Seller Units to be issued and sold by the Partnership hereunder, and the limited partner interests represented thereby, will be duly authorized in accordance with the Amended and Restated Partnership Agreement and, when issued and delivered to Seller against payment therefor in accordance with the terms of this Agreement, will be validly issued in accordance with the Amended and Restated Partnership Agreement, fully paid (to the extent required under the Amended and Restated Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), free and clear of all liens, restrictions or encumbrances (other than any liens, restrictions or encumbrances effected by Seller or transfer restrictions under the Amended and Restated Partnership Agreement, the IDR Holders Agreement and applicable federal and state securities laws). On the Closing Date, the IDR Units will have those rights, preferences, privileges and restrictions governing IDR Units, as set forth in the Amended and Restated Partnership Agreement and the IDR Holders Agreement.

(e)                                  Units Issuable upon Conversion.  The Units issuable upon conversion of the Seller Units will be duly authorized in accordance with the Amended and Restated Partnership Agreement and, upon issuance in accordance with the terms of the Amended and Restated Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), free and clear of all liens, restrictions or encumbrances (other than any liens, restrictions or encumbrances effected by Seller or transfer restrictions under the Amended and Restated Partnership Agreement and applicable federal and state securities laws).

(f)                                   Authorization, Execution and Enforceability of the Partnership Agreement.  The Partnership Agreement has been duly authorized and validly executed and delivered by the parties thereto and is a valid and legally binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; provided, that, the enforceability thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (B) public policy and applicable law relating to fiduciary duties, indemnification, contribution and exoneration and an implied covenant of good faith and fair dealing.

(g)                                  Authorization, Execution and Enforceability of the Amended and Restated Partnership Agreement.  On the Closing Date, the Amended and Restated Partnership Agreement will have been duly authorized and will have been duly executed and delivered by the General Partner and will be a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; provided, that, the enforceability thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (B) public policy and applicable law relating to fiduciary duties, indemnification, contribution and exoneration and an implied covenant of good faith and fair dealing.  No approval of Unitholders (as defined in the Partnership Agreement) is required in connection with the adoption, execution and delivery of the Amended and Restated Partnership Agreement.

(h)                                 Authorization, Execution and Enforceability of the IDR Holders Agreement.  On the Closing Date, the IDR Holders Agreement will have been duly authorized and will have been duly executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; provided, that, the enforceability thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (B) public policy and applicable law relating to fiduciary duties, indemnification, contribution and exoneration and an implied covenant of good faith and fair dealing.

(i)                                     No Conflicts.  None of (A) the issuance or sale of the Seller Units by the Partnership pursuant to this Agreement; (B) the execution, delivery and performance of this Agreement by the Partnership and the General Partner and the IDR Holders Agreement by the Partnership; (C) the execution, delivery and performance of the Amended and Restated Partnership Agreement by the General Partner; and (D) the consummation of the transactions contemplated by this Agreement, the Amended and Restated Partnership Agreement and the IDR Holders Agreement (i) conflicts with or will conflict with or constitutes or will constitute a violation of the provisions of the Partnership Agreement, the limited liability company agreement of the General Partner, the certificate of limited partnership of the Partnership or the certificate of formation of the General Partner; (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default or Repayment Event (or an event that, with notice or lapse of time or both, would constitute such an event) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partnership or the General Partner is a party or by which either of them or any of their respective properties may be bound; (iii) violates or will violate, in any material respect, any applicable statute, law, regulation, ruling or any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over the Partnership or the General Partner or any of their properties in a proceeding to which any of them or their property is a party or is bound; or (iv) results or will result in the creation or imposition of any lien, restriction or encumbrance upon any property or assets of any of the Partnership or the General Partner.

(j)                                    No Consents.  No consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over any of the Partnership or the General Partner or any of their properties is required in connection with (A) the issuance or sale of the Seller Units by the Partnership pursuant to this Agreement; (B) the execution, delivery and performance of this Agreement by the Partnership and the General Partner and the IDR Holders Agreement by the Partnership; (C) the execution, delivery and performance of the Amended and Restated Partnership Agreement by the General Partner; and (D)the consummation of the transactions contemplated by this Agreement, the Amended and Restated Partnership Agreement and the IDR Holders Agreement, except for such consents (i) that have been, or prior to the Closing Date will be, obtained or made, or (ii) may be required under the federal and state securities or “Blue Sky” laws and applicable rules and regulations under such laws.

(k)                                 No Preemptive Rights.  Except as may arise under the Subject Instruments or in the Partnership Agreement, the holders of outstanding Units and Series A Preferred Units are not entitled to statutory, preemptive or other similar contractual rights to subscribe for Units or IDR Units or Units issuable on conversion of IDR Units; and, except with respect to the IDR Units or disclosed in SEC Reports, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(l)                                     No Registration Rights.  Except as contemplated by this Agreement, the Partnership Agreement, and under the Subject Instruments, there are no contracts, agreements or understandings between the Partnership and any person granting such person the right to require the Partnership to file a registration statement under the Securities Act with respect to any securities of the Partnership or to require the Partnership to include such securities in any securities registered or to be registered pursuant to any registration statement filed by or required to be filed by the Partnership under the Securities Act.

(m)                             No Registration.  Assuming the accuracy of the representations and warranties of the Seller contained in Section 6.16, the issuance and sale of the Seller Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and none of the General Partner, the Partnership or, to the knowledge of the General Partner and the Partnership, any authorized representative acting on their behalf has taken or will take any action  hereafter that would cause the loss of such exemption.  Neither the Partnership nor any of its subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the issuance and sale of the Seller Units in a manner that would require registration under the Securities Act.

(n)                                 MLP Status.  The Partnership is properly treated as a partnership for United States federal income tax purposes and more than 90% of the Partnership’s gross income for the most recent taxable year was qualifying income under 7704(d) of the Internal Revenue Code of 1986, as amended.

(o)                                 Investment Company Status.  The Partnership is not, and after giving effect to the issuance and sale of the Seller Units will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p)                                 SEC Reports.  The Partnership has filed with the SEC all reports and statements (including any amendments thereto) required to be so filed by it for the past twelve months pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act.  Each SEC Report (A) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (B) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof.  Each of the consolidated balance sheets included in or incorporated by reference into such SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Partnership and its subsidiaries as of the dates indicated, and each of the consolidated statements of operations, cash flows and changes in unitholders’ equity included in or incorporated by reference into such SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in unitholders’ equity, as the case may be, of the Partnership and its subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.  Except as and to the extent set forth on the consolidated balance sheet of the Partnership and its subsidiaries included in the most recent such SEC Report filed prior to the date hereof that includes such a balance sheet, including all notes thereto, neither the Partnership nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations arising in the ordinary course of business. Since the date of the most recent balance sheet contained in the Partnership’s SEC Reports, there has not been any material adverse change in the condition (financial or otherwise), business, prospects, properties or results of operations of the Partnership and its subsidiaries, taken as a whole.

(q)                                 Disregarded Entity.  Buyer is an entity disregarded as separate from the Partnership for federal income tax purposes.

ARTICLE 9
COVENANTS AND AGREEMENTS

9.1                               Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)                                 Operations Prior to Closing.  Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the Effective Time to the Closing, Seller will use reasonable efforts to cause the Subject Interests to be operated in a good and workmanlike manner consistent with past practices.  From the Execution Date to the Closing Date, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations.  Seller will notify Buyer and obtain Buyer’s consent to major capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000.00) net to the interest to be conveyed to Buyer in the Subject Interests per activity, exclusive of the Seller Capital Expenditures listed on Schedule 6.8.  All costs and expenses incurred by the Parties with respect to the Seller Capital Expenditures will be apportioned between the Parties as of the Effective Time, with Buyer assuming all post-Effective Time costs and expenses with respect to the

Subject Interests and Seller retaining all pre-Effective Time costs and expenses in the Subject Interests.

(b)                                 Restriction on Operations Prior to Closing.  Except as set forth on Schedule 9.1(b), and subject to Subsection 9.1(a), from the Execution Date to the Closing, unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not (i) abandon any part of the Subject Interests (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms); (ii) except for the Capital Expenditures listed on Schedule 6.8, approve any operations on the Subject Interests anticipated in any instance to cost more than Twenty-Five Thousand Dollars ($25,000.00) net to the interest to be conveyed to Buyer in the Subject Interests per activity (excepting emergency operations and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved); (iii) encumber, convey or dispose of any part of the Subject Interests (other than replacement of equipment or sale of Hydrocarbons produced from the Subject Interests in the regular course of business); (iv) enter into any farmout, farmin or other contract affecting the Subject Interests; (v) consent to letting lapse any insurance now in force with respect to the Subject Interests; (vi) materially modify or terminate any contract material to the operation of the Subject Interests; or (vii) apply for or support any changes to any drilling or spacing units, tract allocations or other pool or unit participation related to or affecting the Subject Interests.

(c)                                  Consents.  For the purposes of obtaining the written consents required in this Section 9.1, Buyer designates the following contact persons:  Paul T. Horne or Kyle A. McGraw.  Such consents may be obtained in writing by overnight courier or given by facsimile or electronic transmission.

(d)                                 Status.  Seller shall use all reasonable efforts to satisfy its closing conditions and assure that as of the Closing Date, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(e)                                  Notices of Claims.  Seller shall promptly notify Buyer, if, between the Execution Date and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding affecting the Subject Interests or written notice of any default under the Leases or any Contracts affecting the Subject Interests.

9.2                               Covenants and Agreements of Buyer.  Buyer covenants and agrees with Seller as follows:

(a)                                 Status.  Buyer shall use all reasonable efforts to satisfy its closing conditions and assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

(b)                                 Confidentiality.  Until completion of the Closing, except as required by law or as otherwise provided in Subsection 9.4(b) below, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all information in accordance with that certain Confidentiality Agreement dated effective as of December 23, 2013 (the “Confidentiality Agreement”), between Seller and Buyer.  Upon Closing, any obligation of confidentiality under the Confidentiality Agreement shall terminate.  If Closing does not occur, the Confidentiality Agreement shall survive termination in accordance with its terms.

9.3                               Covenants of the General Partner and the Partnership.  The General Partner and the Partnership (and Buyer, where applicable) covenant and agree with Seller as follows:

(a)                                 Additional Actions.  The General Partner shall cause the Amended and Restated Partnership Agreement to be adopted immediately prior to the issuance of the Seller Units contemplated by this Agreement.

(b)                                 Neither Buyer nor the Partnership will make any election, issue any equity or, in the case of the Partnership, transfer an interest in Buyer, if taking such action would cause the Partnership to be treated as other than a partnership for federal income tax purposes or Buyer to be treated as other than an entity disregarded as separate from the Partnership for federal income tax purposes.

9.4                               Covenants and Agreements of the Parties.

(a)                                 Communication Between the Parties Regarding Breach.  If Buyer or Seller develops information during its due diligence that leads either Party to believe that the other Party has breached a representation or warranty under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as possible, but in any event, at or prior to Closing.

(b)                                 Announcements.  Buyer and Seller shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the Transaction, allowing a reasonable period of time for comment from the non-disclosing Party; provided, that a Party may take such action in this regard as may be required by law, rule or regulation of a governmental authority or stock exchange.  Neither Seller nor Buyer shall be named in any press release or announcement of the other Party without the first Party’s prior written consent.

(c)                                  Casualty Loss.  Prior to Closing, if a portion of the Subject Interests is destroyed by fire or other casualty or if a portion of the Subject Interests is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall not be obligated to purchase such Subject Interest.  If Buyer declines to purchase such Subject Interest, it will be considered an excluded Subject Interests and the Purchase Price shall be reduced by the Allocated Value of such Subject Interest.  If Buyer elects to purchase such Subject Interest, the Purchase Price shall be reduced by the estimated cost to repair such Subject Interests (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind.  If Seller elects to cure the Casualty Loss, and the Casualty Loss is cured, Buyer shall purchase the affected Subject Interests at Closing for the Allocated Value thereof.

(d)                                 Operating Agreement.

(i)                                           From and after the Closing (but effective as of the Effective Time) all operations on the Subject Interests between the Parties shall be conducted pursuant to a joint operating agreement in the form of Exhibit H (the “Operating Agreement”).  Seller shall be designated as the initial Operator for all Wells.

(ii)                                        The Parties acknowledge that there may be existing operating agreements covering certain portions of the Subject Interests.  If any Well is subject to an existing operating agreement with a third party as of the Effective Time of this Agreement, such existing operating agreement shall control as to such third party, and the Assignment shall be subject to such existing operating agreement as to such third party.  However, as between Seller and Buyer, the Operating Agreement shall control.

(e)                                  Marketing Agreement.  Seller shall market Buyer’s share of the Hydrocarbons produced from the Subject Interests pursuant to the terms and conditions of a Production Election and Marketing Agreement in the form of Exhibit J to be executed and delivered at Closing.

(f)                                   Updated Exhibits and Schedules.

(i)                                           The Parties agree that Exhibit A is intended to list all of the Wells and Exhibit B and Exhibit B-1 are intended to list all of the Leases, Lands and Mineral Interests subject to the conveyance of the Subject Interests.  In the event that between the date of the execution of this Agreement and Closing it is determined that there are Wells or Leases, Lands or Mineral Interests that have been inadvertently omitted from or incorrectly described on Exhibit A, B, or B-1, Seller, with the consent of Buyer, which consent shall not be unreasonably withheld or delayed, shall be permitted to supplement the applicable Exhibit until three (3) business days prior to the Closing Date to include those Wells or Leases and Lands which have been inadvertently omitted or incorrectly described.

(ii)                                        Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until three (3) business days prior to the Closing Date to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules, provided that such addition, supplement or amendment does not have the effect of materially increasing any liabilities of the Buyer or materially decreasing the value of the Subject Interests.  The Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

9.5                               Audit Rights.  Seller agrees to make available to Buyer during normal business hours prior to and for a period of twelve (12) months following Closing (the “Records Period”)  any and all existing information and documents in the possession of Seller that Buyer may reasonably require to comply with Buyer’s or Buyer’s Affiliates tax and financial reporting requirements and audits, including, without limitation, filings with governmental authorities and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts during the Records Period to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense statements of the Assets that Buyer or any of its Affiliates requires to comply with their tax, financial and other reporting requirements, and their review of any interim quarterly revenue and expense statements of the Assets that Buyer requires to comply with such reporting requirements. Seller’s cooperation will include (i) such reasonable access during normal business hours to Seller’s employees, representatives and agents who were responsible for preparing the revenue and expense statements and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit in accordance with generally accepted auditing standards or to otherwise verify such financial statements, and (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are requested by Buyer to allow such auditors to complete an audit (or review of any interim quarterly financials), and to issue an opinion that in Buyer’s experience is acceptable with respect to its audit or review. By making available existing information and documents in the possession of Seller during the Records Period, Seller in no way represents or warrants the accuracy or completeness of such information.  If Buyer discovers there is information missing, Seller agrees to cooperate reasonably with Buyer to request such information from third parties.  Seller is under no obligation to update or correct such historical information or to assemble, create or produce additional financial, reserve or other information or analysis.  Buyer will reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs with respect to any costs incurred by Seller in complying with the provisions of this Section 9.5.

ARTICLE 10
TAX MATTERS

10.1                        Taxes.  “Taxes” means Property Taxes, Transfer Taxes and the other taxes described in Section 10.3.

10.2                        Apportionment of Ad Valorem and Property Taxes.  Buyer shall be responsible for Buyer’s share of all ad valorem (including ad valorem on oil and gas) or real property taxes and personal property taxes, including interest and penalties (the “Property Taxes”), for the Subject Interests assessed in the calendar year during which the Effective Time occurs.

10.3                        Other Taxes.  With the exception of income taxes, ad valorem or Property Taxes, all other federal, state and local taxes, specifically including severance and conservation taxes (including interest and penalties attributable thereto) on the ownership or operations of the Subject Interests which are imposed with respect to periods or portions of periods prior to the Effective Time shall be paid by Seller and all taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by Buyer.

10.4                        Transfer Taxes.  The Purchase Price excludes, and Buyer shall be responsible for, any Transfer Taxes required to be paid in connection with the sale or transfer of the Subject Interests pursuant to this Agreement.  “Transfer Taxes” mean any sales, use, stock, stamp, documentary, transfer, filing, licensing, processing, recording authorization and similar taxes, fees and charges.

10.5                        Escalating Working Interest Tax Treatment.  Each Party agrees that for Federal income tax purposes, the escalating Working Interest will be treated as a Purchase Money Mortgage Loan in accordance with Sec. 636 of the Code, related Code sections and underlying Treasury regulations.  Further, the Parties will not take a position inconsistent therewith, and the Parties will reasonably cooperate with each other with respect to the reporting of interest on the Purchase Money Mortgage Loan using the method of Treasury Reg. Sec. 1-1275-4(c).

10.6                        Overall Tax Treatment.  Each Party agrees that for Federal income tax purposes, this purchase and sale will be treated as a Code Sec. 721 contribution of property, and no services, by the Seller in exchange for the cash consideration and IDR’s which, accordingly, will be subject to applicable Sec. 707 disguised sale provisions and reporting .

ARTICLE 11
CONDITIONS PRECEDENT TO CLOSING

11.1                        Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Buyer, the General Partner and the Partnership contained in this Agreement are true in all material respects (provided, however, that any such representation or warranty of the Buyer contained in Article 7 or the General Partner and/or the Partnership contained in Article 8 that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Subsection 11.1(a)) at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date, and Buyer, the General Partner and the Partnership have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer, the General Partner and/or the Partnership or by Buyer, the General Partner and the Partnership and/or Seller at or prior to the Closing in all material respects and Buyer, the General Partner and the Partnership shall deliver a certificate to Seller confirming the foregoing;

(b)                                 No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing;

(c)                                  The Amended and Restated Partnership Agreement shall have been duly adopted by the General Partner and be in full force and effect; and

(d)                                 The IDR Holders Agreement, substantially in the form attached as Exhibit L to this Agreement, shall have been duly executed and delivered by the Partnership and be in full force and effect.

11.2                        Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Seller contained in this Agreement are true in all material respects (provided, however, that any such representation or warranty of the Seller contained in Article 6 that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Subsection 11.2(a)) at and as of the Closing Date in accordance with their terms as if such representations were remade at and as of the Closing Date and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing;

(b)                                 No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

(c)                                  The IDR Holders Agreement, substantially in the form attached as Exhibit L to this Agreement, shall have been duly executed and delivered by Seller and be in full force and effect.

ARTICLE 12
RIGHT OF TERMINATION

12.1                        Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)                                 by mutual consent of Seller and Buyer;

(b)                                 by Seller, if Seller’s conditions set forth in Section 11.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

(c)                                  by Buyer, if Buyer’s conditions set forth in Section 11.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

(d)                                 by Seller, if, through no fault of Seller, the Closing does not occur on or before July 1, 2014; provided, however, that Seller shall not be entitled to terminate this Agreement under this Subsection 12.1(d) if the Closing has failed to occur because Seller negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder;

(e)                                  by Buyer, if, through no fault of Buyer, the Closing does not occur on or before July 1, 2014; provided, however, that Buyer shall not be entitled to terminate this Agreement under this Subsection 12.1(e) if the Closing has failed to occur because Buyer negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder; and

(f)                                   by Buyer, or Seller, as the case may be, in the event that the aggregate reduction to the Purchase Price due to Title Defect Adjustments and Net Casualty Losses exceeds twenty percent (20%) of the unadjusted Purchase Price.

If Buyer or Seller terminates this Agreement pursuant to this Section 12.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

12.2                        Liabilities Upon Termination.

(a)                                 Buyer’s Default.  If Closing does not occur because (i) Seller terminates this Agreement pursuant to Subsection 12.1(b) based upon Buyer wrongfully failing to tender performance at Closing or otherwise breaching this Agreement prior to Closing and all of the conditions to Closing under Section 11.2 have been satisfied or waived; or (ii) Seller terminates this Agreement pursuant to Subsection 12.1(d) and at the time of such assertion of termination Buyer has no existing right to assert termination under Subsections 12.1(c), 12.1(e) or 12.1(f), and in each case, Seller is willing and able to close, Seller shall be entitled to receive the Performance Deposit as liquidated damages, as Seller’s sole remedy at law and in equity.  The Parties agree that the damages that would be suffered by Seller as a result of Buyer’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty.  Buyer’s failure to close shall not be considered wrongful if (i) Buyer’s conditions under Section 11.2 are not satisfied through no fault of Buyer and are not waived or (ii) Buyer has the right to terminate or has terminated this Agreement as of right under Section 12.1.

(b)                                 Seller’s Default; Other Termination.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, then Buyer shall be entitled, as Buyer’s sole remedy at law and in equity, to (i) a return of the Performance Deposit and (ii) Seller shall promptly pay to Buyer an amount equal to seven and one-half percent (7.5%) of the unadjusted Purchase Price, as liquidated damages.  The Parties agree that the damages that would be suffered by Buyer as a result of Seller’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty.  Seller’s failure to close shall not be considered wrongful if (i) Seller’s conditions under Section 11.1 are not satisfied through no fault of Seller and are not waived or (ii) Seller has terminated this Agreement as of right under Section 12.1.

ARTICLE 13
CLOSING

13.1                        Date of Closing.  The “Closing” of the Transaction shall be held on June 4, 2014, or such other date as the Parties may agree.  The date the Closing actually occurs is called the “Closing Date.”

13.2                        Place of Closing.  The Closing shall be held at Seller’s offices in Denver, Colorado or at such place as Seller and Buyer may agree in writing.

13.3                        Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller shall execute, acknowledge and deliver to Buyer (i) an Assignment and Bill of Sale of the Subject Interests (the “Assignment”), effective as of the Effective Time, substantially in the form of Exhibit D with a special warranty of title by, through and under Seller but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of  the Subject Interests which are conveyed “as is, where is”; and (ii) such other assignments or bills of sale necessary to transfer the Subject Interests to Buyer including federal and state forms of assignment; and (iii) an Assignment and Assumption Agreement in the form attached as Exhibit E under which Seller assigns and Buyer assumes a portion of Seller’s interest in the Contracts in accordance with the terms of this Agreement;

(b)                                 Seller and Buyer shall deliver the certificates required in Subsections 11.2(a) and 11.1(a), respectively;

(c)                                  Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

(d)                                 Seller and Buyer shall execute and deliver the Operating Agreement, which will govern all joint operations between Buyer and Seller with respect to the Subject Interests;

(e)                                  Intentionally Omitted (previously Exhibit I);

(f)                                   Seller and Buyer shall execute and deliver that certain Production Election and Marketing Agreement substantially in the form attached hereto as Exhibit J, and concurrently therewith, Buyer shall initially elect to market with Seller for the first year;

(g)                                  The Partnership shall deliver the Seller Units, free and clear of any liens, restrictions or encumbrances (other than any encumbrances (other than any liens, restrictions or encumbrances effected by Seller or transfer restrictions under the Amended and Restated Partnership Agreement and applicable federal and state securities laws);

(h)                                 The General Partner shall execute and deliver the Amended and Restated Partnership Agreement;

(i)                                     The Partnership and Seller shall execute and deliver the IDR Holders Agreement;

(j)                                    Seller shall execute and deliver to Buyer non-foreign entity affidavits whereby Seller certifies that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code;

(k)                                 Buyer shall cause the Closing Amount to be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing, and shall cause any amounts so required by any provision of this Agreement to be paid to the Escrow Agent; and

(l)                                     Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 14
POST-CLOSING OBLIGATIONS

14.1                        Post-Closing Adjustments.

(a)                                 Final Settlement Statement.  As soon as practicable after the Closing, but in no event later than one hundred twenty (120) days after Closing, Seller will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of the Final Settlement Statement but in no event later than on or before thirty (30) days after receipt of such statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than sixty (60) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established is the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.

(b)                                 Dispute Resolution.  If the Parties are unable to resolve any dispute concerning the Final Settlement Statement or Final Purchase Price (other than disputes covered by Section 4.5 or Section 5.5) on or before sixty (60) days after the Final Settlement Statement is received by Buyer, such dispute shall be finally determined by binding expert resolution in Denver, Colorado, with the Denver, Colorado office of a mutually agreeable accounting firm acting as a single accounting expert, and the accounting expert’s determination shall be final and binding upon Seller and Buyer.  The fees charged by the accounting expert for making a determination under this Subsection 14.1(b) shall be paid one-half by Buyer and one-half by Seller.

14.2                        Records.  Seller shall provide to Buyer electronic Records, if any, within ten (10) Business Days after Closing, and within sixty (60) days after Closing shall deliver physical copies of such Records to Buyer.  Seller shall retain all original Records.  Buyer shall be responsible for all costs and expenses associated with making copies and delivering the Records to Buyer.

14.3                        Further Assurances.  From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that the Parties are financially capable of performing any indemnification required hereunder.

14.4                        Assumption of Plugging Liabilities and Reclamation Obligation.    Upon Closing, Buyer assumes hereby any of its applicable share of plugging and abandonment obligations associated with the Wells.

ARTICLE 15
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

15.1                        Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, and except for Retained Liabilities, Buyer shall assume and pay, perform, fulfill and discharge to the extent and only to the extent of the Subject Interests all claims, costs, expenses, liabilities and obligations (“Obligations”), relating to (a) the ownership of the Subject Interests on and after the Effective Time including the owning, developing, or maintaining the Subject Interests or the producing, and marketing of Hydrocarbons from the Subject Interests, including the payment of Property Expenses; (b) the obligation to pay for its applicable share to plug and abandon all Wells and reclaim all Well sites; (c) the obligation to restore, remove and/or reclaim all Equipment  included in the Subject Interests; and (d) the Buyer’s Environmental Liabilities (collectively, the “Assumed Liabilities”).  Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Assumed Liabilities, increases to the Purchase Price and Buyer’s obligation to indemnify Seller.

15.2                        Seller’s Retention of Liabilities and Obligations.  Upon Closing, with respect to the Subject Interests, Seller shall retain and pay, perform, fulfill and discharge all Obligations relating to (a) the ownership of the Subject Interests before the Effective Time including the owning, operating, developing, or maintaining the Subject Interests or the producing, and marketing of Hydrocarbons from the Subject Interests, the payment of Property Expenses, payment of royalty and similar obligations, satisfaction of personal injury and property damage claims, and the holding and payment of funds held in suspense; (b) Taxes apportioned to Seller pursuant to Article 10; (c) all Litigation arising prior to the Closing Date, (the “Retained Litigation”); and (d) any production imbalance or payout balance related to the Subject Interests prior to the Effective Time (collectively, the “Retained Liabilities”).  Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Retained Liabilities, reductions to the Purchase Price and Seller’s obligations to indemnify Buyer.  Seller also retains all Obligations relating to the Retained Assets.

15.3                        Indemnification.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, awards, judgments and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of a Subject Interest, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)                                 Seller’s Indemnification of Buyer.  Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless, severally and not jointly, Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities; (ii) the Retained Assets; (iii) any matter for which Seller has agreed to indemnify Buyer under this Agreement; (iv) any breach by Seller of any of Seller’s representations, warranties hereunder; and (v) any failure of Seller to perform Seller’s covenants hereunder.

(i)                                           The indemnities in this Section 15.3 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

(ii)                                        Notwithstanding anything to the contrary, in no event shall Seller have any liability for indemnification under Subsection 15.3(a), (A) for any individual Claims (defined in Subsection 15.4(b)) that do not exceed One Hundred Thousand Dollars ($100,000.00) in Losses (the “Individual Claim Threshold”) and (B) until and unless the aggregate amount of the liability for Losses related to Claims that meet or exceed the Individual Claim Threshold exceeds two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Losses exceed Two percent (2%) of the unadjusted Purchase Price (the “Aggregate Claim Deductible”).  The maximum liability of Seller for indemnification pursuant to Subsection 15.3(a) with respect to Losses suffered by the Buyer shall not exceed Twelve percent (12%) of the unadjusted Purchase Price (the “Indemnification Cap”).

(iii)                                     The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article 15 shall be reduced by (A) the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) and (B) an amount equal to the amount of any tax benefit reasonably expected to be received by the Indemnified Party or its Affiliates in connection with such Losses or any of the circumstances giving rise thereto.

(iv)                                    In no event shall (A) any Indemnified Party be entitled to duplicate compensation with respect to the same Loss, liability, damage, cost, expense, claim, under more than one provision of this Agreement and the various documents delivered in connection with the Closing, or for which an Indemnified Party received the benefits of an adjustment to the Purchase Price pursuant to any other provision of this Agreement and (B) any Person be entitled to indemnification hereunder with respect to a breach by an Indemnifying Party of any of the representations, warranties or covenants made or agreed to by such Indemnifying Party hereunder of which such Person had actual knowledge prior to the Closing Date.

(b)                                 Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities; (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement; (iii) any breach by Buyer of any of Buyer’s representations or warranties hereunder; and (iv) any failure of Buyer to perform Buyer’s covenants hereunder.

15.4                        Procedure.  The indemnifications contained in Section 15.3 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state:  (A) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing; (B) to the extent reasonably possible the basis for such claim, with supporting documentation; and (C) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Subsection 15.4(c), whichever last occurs.

(b)                                 Information.  Within thirty (30) days after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party, which must be made within sixty (60) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is not entitled to be indemnified hereunder or impose any remedy other than damages without its prior written consent.  If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party; (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by Subsection 15.4(b), and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in Subsection 15.4(b).  Before such election is made or in the absence of such an election, the Indemnified Party shall use its reasonable best efforts to defend any claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense.  Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Subsection 15.4(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

(c)                                  Dispute.  If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration pursuant to the provisions of Section 16.18 except as otherwise provided in this Section.  Any payment due pursuant to the arbitration shall be made within fifteen (15) days of the arbitrator’s decision.

15.5                        No Insurance; Subrogation.  The indemnifications provided in this Article 15 shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

15.6                        Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Subject Interests.

ARTICLE 16
MISCELLANEOUS

16.1                        Schedules.  The Schedules and Exhibits to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

16.2                        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

16.3                        Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made when received by the receiving Party.  All notices shall be addressed as follows:

If to Seller:

WPX Energy Rocky Mountain, LLC

3500 One Williams Center

Tulsa, Oklahoma 74172-0135

Attn:  Vice President of Acquisitions and Divestitures

Telephone:  (539) 573-3148

Facsimile:  (539) 573-0576

with a copy to:

WPX Energy Rocky Mountain, LLC

1001 17th Street, Suite 1200

Denver, CO  80202

Attn:  Legal Counsel

Telephone:  (303) 629-8450

Facsimile:  (303) 629-8250

If to Buyer:

Legacy Reserves Operating LP

303 W. Wall, Suite 1800

Midland, Texas 79701

Attn:  Dan G. LeRoy

Telephone:  (432) 221-6331

Facsimile:  (432) 689-5299

If to General Partner:

Legacy Reserves GP, LLC

303 W. Wall, Suite 1800

Midland, Texas 79701

Attn:  Dan G. LeRoy

Telephone:  (432) 221-6331

Facsimile:  (432) 689-5299

If to Partnership:

Legacy Reserves LP

303 W. Wall, Suite 1800

Midland, Texas 79701

Attn:  Dan G. LeRoy

Telephone:  (432) 221-6331

Facsimile:  (432) 689-5299

Any Party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

16.4                        Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

16.5                        Assignment.  Neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

16.6                        Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

16.7                        Counterparts/Electronic and Fax Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Electronic and fax signatures shall be considered binding.

16.8                        References and Interpretation.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “the Subsection” and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs.  The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.”  In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.  “Business Day” means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve System to be closed; and “day” without further qualification shall mean a calendar day.

16.9                        Governing Law.  This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.  In the event a Party seeks to enforce an arbitration award made under Section 16.18, each of the Parties hereby submits to the exclusive jurisdiction of any United States federal or Colorado state court sitting in Denver, Colorado.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT SUCH COURTS REFUSE TO EXERCISE JURISDICTION HEREUNDER, THE PARTIES AGREE THAT JURISDICTION SHALL BE PROPER IN ANY COURT IN WHICH JURISDICTION MAY BE OBTAINED.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO HAVE A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.10                 Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

16.11                 Affiliate.  “Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

16.12                 Control.  “Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

16.13                 Knowledge.  “Knowledge” with respect to Seller means the actual knowledge (after reasonable inquiry of the management level personnel who report to the named person) of Joe Barrett with respect to land matters; Roxanne Roberts with respect to environmental matters; Bob Rock with respect to income tax matters; Kevin Vann with respect to financial, accounting, Property Tax and

Production Tax matters; Alan Killion with respect to hydrocarbon sales contracts; Dennis Cameron with respect to bankruptcy and Ann Lane and Lisa Decker with respect to compliance with laws.

16.14                 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

16.15                 Survival of Warranties, Representations and Covenants.  The representations and warranties contained in Subsection 4.2(a) and Section 5.2 shall terminate on the Defect Notice Date; the representations and warranties contained in Sections 6.1 through 6.6, 6.9, 6.15, and Sections 7.1 through 7.12, and Subsections 8.2(a), 8.2(b), 8.2(d), through 8.2(h), and 8.2(k) through 8.2(m) shall survive indefinitely, subject to applicable statutes of limitation.  All other representations and warranties contained in the Agreement shall terminate nine (9) months after the Closing Date.  Each applicable survival period may be referred to as a “Survival Period.”  Except as otherwise provided herein, the covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

16.16                 No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

16.17                 Dispute Resolution by Senior Management.  If a dispute arises out of or relates to this Agreement, members of the senior management of Seller and Buyer shall attempt to resolve the dispute by discussion and negotiation prior to submittal of the dispute to binding arbitration under Section 16.18.

16.18                 Binding Arbitration.  All disputes between the Parties relating to this Agreement shall be submitted to binding arbitration by notice in writing to the other Party, which notice shall describe the disputed matter.  Except as otherwise provided in this Agreement, the following provisions shall apply to any arbitrations conducted pursuant to this Agreement:

(a)                                 Within ten (10) days after written demand by either Party for arbitration, the Parties shall select a single, independent arbitrator from a list of arbitrators provided by the CPR Institute.  If the Parties cannot agree on the selection of such arbitrator, then an arbitrator shall be selected by the CPR Institute.

(b)                                 The arbitration shall be governed by Colorado law but the specific procedure to be followed shall be determined by the arbitrator in accordance with the CPR Rules for Non-Administered Arbitration.  It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure.

(c)                                  The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrator within thirty (30) days of the hearing.

(d)                                 At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)                                  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made, and the prevailing Party, as determined by the arbitrator, shall be awarded its reasonable attorneys’ fees, expert witness fees and other costs.

(f)                                   The costs incurred in employing the arbitrator, including the arbitrator’s retention of any independent qualified experts, shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by Buyer.

(g)                                  The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

16.19                 Like-Kind Exchange.

(a)                                 Seller may assign or transfer any or all of its rights under this Agreement to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and, at the request of Seller, Buyer shall execute such agreements and other documents, and take such actions, as Seller may reasonably request that are necessary to complete and otherwise effectuate Seller’s exchange of properties in accordance with said Section 1031 and the regulations thereunder.  Any agreements or documents required to be executed on or before Closing to effectuate a like-kind exchange shall be provided by Seller to Buyer on or before three (3) Business Days prior to Closing.

(b)                                 Buyer shall not be obligated to pay any additional costs or incur any additional obligations under this Agreement resulting from Seller’s assignment (including any of Seller’s costs or expenses related thereto) and Seller shall hold harmless and indemnify Buyer from and against all claims, losses and liabilities (and reasonable attorneys’ fees, court costs and other related fees and expenses), if any, resulting from such assignment.

16.20                 No Partnership.  Each Party agrees there is no intent to form a partnership for federal income tax purposes.  However, if, for federal income tax purposes, this agreement and the operations conducted by each Party hereunder are regarded as a partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder.  Any Party may request each other Party to execute such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761.  Should there be any requirement that any Party give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election.  No such Party shall give any notices or take any other action inconsistent with the election made hereby.  If any present or future income tax laws of the state or states in which the Wells are located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, any Party shall make such similar election as may be permitted or required by such laws.  In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

16.21                 Other Opportunities.  Each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with operations under this Agreement, without consulting with, or obligation to, the other Party.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to this Agreement nor to any other activity or operation of any Party.  No Party shall have any obligation to the other Party with respect to any opportunity to acquire any property or conduct any activities in the Piceance Basin at any time.

***********************

SELLER:
WPX ENERGY ROCKY MOUNTAIN, LLC

By:	/s/ Jeffrey L. Schmuhl
Name:	Jeffrey L. Schmuhl
Title:	Vice President

BUYER:
LEGACY RESERVES OPERATING LP
BY: LEGACY RESERVES OPERATING GP LLC,
ITS GENERAL PARTNER

By:	/s/ Kyle A. McGraw
Name:	Kyle A. McGraw
Title:	Executive Vice President and Chief
Development Officer

GENERAL PARTNER:
LEGACY RESERVES GP, LLC

By:	/s/ Kyle A. McGraw
Name:	Kyle A. McGraw
Title:	Executive Vice President and Chief
Development Officer

PARTNERSHIP:
LEGACY RESERVES LP
BY: LEGACY RESERVES GP, LLC,
ITS GENERAL PARTNER

By:	/s/ Kyle A. McGraw
Name:	Kyle A. McGraw
Title:	Executive Vice President and Chief
Development Officer

Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  Legacy Reserves, LP hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.